Exhibit 10.10

Joint Filing Agreement

The joint research agreement signed on June 15, 2021 and amended on February 22, 2022 and January 23, 2023 (research title: Research on the new coronavirus mask-type in vitro diagnostic drug; hereinafter referred to as the “Original Contract”), the following inventions (hereinafter referred to as the “Invention”) jointly made by A and B are agreed as follows.

record

Inventions for joint patent applications

Filing date: December 12, 2022

Application number: Patent Application 2022 -198062

Name of invention: Test method and test kit for detecting the target substance

Inventor: Inventor belonging to A (hereinafter referred to as “Inventor A”)

Shigeyuki Yokoyama, Tomoko Nakayama, Shingo Saito

Inventor belonging to B

Narumi Okazaki

(Rights and Interests)

Article 1 The right to obtain a patent for the Invention and the patent rights acquired based on such rights (hereinafter referred to as the “Patent Rights, etc.”) shall be shared between A and B, and the shares shall be 85% for A and 15% for B.

(Procedure)

Article 2 The procedures for patent application, examination request, trial request, and payment of patent fees pertaining to the Invention (hereinafter referred to as the “Procedures for the Invention”) shall be decided by A and the Party after consultation, and B shall carry out the same decision in accordance with the same decision, and the other parties shall cooperate with it.

2. A person who performs various procedures for the Invention pursuant to the preceding paragraph may appoint or change an agent, and the other party agrees to this.

(Right of First Refusal)

Article 3 A and B shall consider whether or not to grant a license pertaining to this Patent Right, etc. and the form of license (exclusive or non-exclusive implementation), and negotiate the terms and conditions for the implementation of the Patent Right, etc. and the license (except for one-way disclosure of information by A to a third party to consider the possibility of implementation, and a two-way exchange of opinions between A and the third party for the purpose of such review). Synonymous in this article. (hereinafter referred to as the “Preferential Negotiation Period”), and the right of B to negotiate with the Company in priority during the Preferential Negotiation Period is hereinafter referred to as the “Preferential Negotiation Right”. ) to set.

2. The priority negotiation period shall be 36 months from the date of the latest application for the Patent Right, etc.

3. During the Preferential Negotiation Period, if the User wishes to extend the Preferential Negotiation Period, the Preferred Negotiation Period may be extended if the User makes an offer for an extension and obtains the written consent of the Party.

4. The User must notify the User of the results of the review specified in Paragraph 1 at least three months before the end of the Preferential Negotiation Period.

5. During the Preferential Negotiation Period, the Company shall not negotiate the terms and conditions of the Patent, etc. with a third party regarding the implementation of the Patent, etc. or license it. However, this does not apply if the User fails to notify the person in the preceding paragraph or waives the right of priority negotiation.

6. During the Preferential Negotiation Period, if the Company becomes aware that a third party other than the User wishes to conduct commercial activities, the Company shall notify the User. Unless there is a justifiable reason such as making specific preparations for commercial implementation, the User shall discuss the terms of the license with the third party wishing to implement the license.

(Implementation of B)

Article 4 The User and the User confirm that the Company can freely implement the Patent Rights, etc. in research activities (including joint research with third parties) and educational activities, and that the Company does not commercially implement the Patent Rights, etc., and if the User implements the Patent Rights, etc. commercially, the User shall apply to the Company in advance for the implementation and confirm that the Company obtains the consent of the Company.

2. If the User wishes to implement the Patent Right, etc. exclusively and the Company approves it, the User may do so exclusively for a certain period of time, and shall pay the Company a consideration in consideration of the Company’s contribution to the Patent Right, etc. The terms and conditions for the implementation (including the terms of consideration) shall be discussed by A and B and a separate implementation agreement shall be concluded.

3. If the User wishes to implement the Patent Rights, etc. non-exclusively, the User shall pay the Company a consideration in consideration of the contribution of the Company in the Patent Rights, etc. The terms and conditions for the implementation (including the terms of consideration) shall be discussed by the Company and the Company and a separate implementation contract shall be concluded.

(Cost Burden)

Article 5 A and B shall pay the stamp fee to the Patent Office and the fees paid to the patent attorney for the various procedures of the Invention (hereinafter referred to as “Fees, etc.”). shall be borne according to the self-interest specified in Article 1, and shall be paid upon request from the agent.

2. Notwithstanding the provisions of the preceding paragraph, the User shall bear the full amount of the Fees, etc. during the Preferential Negotiation Period and the period during which the User has been granted the exclusive license for the Patent Right, etc.

(Implementation by a third party)

Article 6 The Company confirms that the Company shall not grant the license to the Patent Rights, etc. to a third party during the period during which the User has been granted the exclusive license to the Patent Rights, etc.

2. Except for the period set forth in the preceding paragraph, the Company may grant a license to a third party for the Patent Rights, etc., and the User shall agree to and cooperate with the Company in advance to such license.

3. When the User wishes to grant a license to a third party for the Patent Rights, etc., the User shall notify the Company in advance, and based on such notice, the User and the Party B shall discuss the possibility and conditions of the license.

When a license fee is obtained from a third party as consideration for the license to license the Patent Right, etc., the license fee shall be distributed according to the shares of A and B as set forth in Article 1.

(Disputes with Third Parties)

Article 7 If A and B become aware that a third party has infringed or intends to infringe on this Patent Right, etc., they shall notify the other party to that effect, and A and B shall cooperate to deal with such infringement. Unless otherwise agreed, the costs and damages from third parties shall be shared and distributed according to the A and this stake as set forth in Article 1.

(Confidentiality obligation)

Article 8 Confidential Information means information about the existence and contents of this Agreement, the Invention and the Patent Rights, etc. (not only the patent application documents of the Invention, but also the “Confidential Information” specified in Article 22, Paragraph 1 of the Original Contract, as long as it is information related to the Invention and the Patent Rights, etc.). and information that is clearly stated by verbally or by indicating that the information is confidential when disclosed by other parties. Confidential information includes information disclosed by other parties prior to the conclusion of this Agreement, but any of the following items are excluded from confidential information.

(1) Information that was publicly known at the time of disclosure

(2) Information that becomes public knowledge after disclosure without attribution

(3) Information that can prove that it was lawfully obtained without being obligated to maintain confidentiality from a third party.

(4) Information that can prove that the company has developed independently without relying on disclosed information.

(5) Information that has been duly ordered to be disclosed by a public institution based on the provisions of a court or other law.

2A and B shall keep the Confidential Information confidential and shall not disclose or leak the Confidential Information without the prior consent of the other party.

3. Notwithstanding the preceding paragraph, even if the Patent Rights, etc. Information is confidential as set forth in Paragraph 1, the Company may disclose the Patent Rights, etc. to any third party that falls under the following categories without the prior consent of the User. In the case of (3), the Company shall impose an obligation equivalent to the confidentiality obligation of the third party to be disclosed as stipulated in this Agreement.

(1) The educational or research institution to which the Inventor belongs.

(2) Competitive research funding organizations (including government fund institutions such as JSTNEDO and AMED, as well as for-profit companies. However, it is limited to disclosure for the purpose of applying for the Competitive Research Fund.)

(3) A commercial enterprise that has the potential to research and develop and utilize the Invention

(Transfer of Equity)

Article 9 A and B may not transfer their own interests as set forth in Article 1 without obtaining the prior written consent of the other parties.

2. When the transferor obtains the written consent of the other party pursuant to the preceding paragraph, the transferee shall have the transferee succeed to its own rights and obligations set forth in this Agreement, and shall have the other party confirm this in writing. If the transferee fails to perform these rights and obligations, the transferor shall be jointly and severally liable with the transferee.

(Equity abandonment)

Article 10 If the Party and B wish to give up their own interests as set forth in Article 1, they shall notify the other party in writing in advance.

2. If A or B renounces their shares pursuant to the preceding paragraph, the other party may inherit the renounced interests free of charge. The renouncer shall cooperate with the procedures such as the change of the applicant’s name necessary for the succession to be carried out by the successor at his own expense.

3. If the waiver’s obligation to cooperate as set forth in the preceding paragraph is not fulfilled by the date designated by the successor and the procedures set forth in the preceding paragraph are not carried out, the Patent Rights, etc. shall be deemed to be in the name of the successor, and the Patent Rights, etc. may be disposed of at the discretion of the successor.

(Domestic Priority Claim Application and Divisional Application)

Article 11 The decision on whether or not to apply for a domestic priority claim or a divisional application based on the Invention shall be made by A and B after prior consultation. In this case, the terms and conditions of the joint application shall be in accordance with the provisions of this Agreement unless otherwise agreed.

(Foreign Application)

Article 12 The decision on whether or not to apply for a foreign patent for the Invention shall be decided by A and B after prior consultation with the country of application, etc. In this case, the terms and conditions of the foreign application shall be in accordance with the provisions of this Agreement unless otherwise agreed.

2. If a Party or B does not wish to apply for a foreign application, the other party may apply for that country at its own discretion, and only the party that applied may obtain the right.

(Service Invention)

Article 13 A and B warrant to other parties that they have inherited the Patent Rights, etc. from their own inventors.

2. A and B shall compensate the inventor belonging to the Company for the invention of the Patent Right, etc. inherited in accordance with its own regulations, etc.

(Validity period)

Article 14 The validity period of this Agreement shall be from the date of patent application for the Invention to the date on which all rights arising under the Invention expire.

(Prohibition of Transfer of Rights)

Article 15 Neither party may assign all or part of its rights and obligations under this Agreement without the prior written consent of the other party.

2. In the case of comprehensive succession by merger, etc. of either party, the other party must be notified in writing in advance of such effect.

(Entrustment)

Article 16 The Company shall transfer all or part of the Company’s business pertaining to this Agreement to RIKEN Ding Industry Co., Ltd. (Head Office Location: 2-1 Hirosawa, Wako City, Saitama Prefecture, hereinafter referred to as “Ding Industry”). It can be entrusted to

2. The Company may disclose confidential information to Dingye.

3. In the case of the preceding two paragraphs, A shall take necessary measures to ensure that agriculture fulfills its own confidentiality obligations and other obligations stipulated in this Agreement.

(Other matters)

Article 17 In the event of any doubt arising in matters not specified in this Agreement or in question about the matters of this Agreement, the Company and the Company shall make a decision after consultation in good faith and good faith.

As proof of the conclusion of this agreement, two copies of this document shall be prepared, and A and B shall each have one copy with their names and seals.

March 6, 2023

Saitama Prefecture Wako City Hirosawa 2-1

RIKEN

Science and Technology Hub Industry Federation Headquarters Industry Cooperation

Manager Yumichi Suzuki

6-5-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo Shinjuku Island Tower 2nd floor

DR.C Medical Medicine Co., Ltd.

Representative Director Narumi Okazaki